As filed with the Securities and Exchange Commission on March 12, 2003

Registration No. 333-102686

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HEALTH MANAGEMENT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	61-0963645
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

(239) 598-3131

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph V. Vumbacco

President and Chief Executive Officer

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

(239) 598-3131

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Craig S. Wittlin, Esq.

Harter, Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604-2711

(585) 232-6500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Class A Common Stock, $.01 par value	56,825	$18.47	(1)	$1,049,557.70	(1)	$97.00	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C of the Securities Act, based upon the average of the high and low prices for the Registrant’s Class A Common Stock on the New York Stock Exchange on January 22, 2003.
(2)	Filing fee paid on January 23, 2003.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Prospectus

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

(239) 598-3131

56,825 Shares

of

Class A Common Stock

This prospectus relates to the secondary offering of up to 56,825 shares of our class A common stock that may be offered for the account of the selling stockholders identified in this prospectus.

We issued the class A common stock to the selling stockholders in January 2003 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, in connection with our acquisition of River Oaks Hospital, Inc. in 1998.

The selling stockholders may offer the class A common stock for sale at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices; or

•	negotiated prices.

We will not receive any cash proceeds from the selling stockholders’ sales of class A common stock offered by them under this prospectus.

Our class A common stock is listed on the New York Stock Exchange under the symbol “HMA.”

Investing in shares of our class A common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2003

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

* * *

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

* * *

You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following:

•	possible changes in the levels and terms of reimbursement for our charges by government programs, including Medicare or Medicaid or other third-party payors;

•	existing laws and government regulations and changes in or failure to comply with laws and government regulations;

•	our ability to successfully integrate recent and future acquisitions;

•	competition;

•	demographic changes;

•	technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, our services;

•	the ability to attract and retain qualified personnel, including physicians; and

•	our ability to finance growth on favorable terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, given these uncertainties, you are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this prospectus or incorporated in this prospectus by reference in order to reflect future events or developments.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus, including information incorporated into this prospectus by reference. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus, including the information incorporated by reference, before making an investment decision. As used in this prospectus, the terms “we,” “our” and “us” refer to Health Management Associates, Inc. and its subsidiaries and not to the selling stockholders.

HEALTH MANAGEMENT ASSOCIATES, INC.

Our Business

We own and operate general acute care hospitals and psychiatric hospitals in non-urban communities. Presently, we operate 44 hospitals, consisting of 42 acute care hospitals with a total of 5,853 licensed beds and two psychiatric hospitals with a total of 134 licensed beds. Our facilities are located in Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia. For our fiscal year ended September 30, 2002, our general acute care hospitals contributed approximately 97% of our consolidated net patient service revenues.

Services provided by our hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services, behavioral health services and psychiatric care and, in several of our hospitals, specialized services such as open-heart surgery and neuro-surgery. Our facilities benefit from shared services, such as purchasing, information services, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

Our class A common stock is listed on the New York Stock Exchange under the symbol “HMA.” Our class A common stock was included within the Standard & Poor’s 500 Index as of November 7, 2001. On January 7, 2003, we were named to the Forbes Platinum 400 for the second consecutive year.

Strategy and Description of Business

Our business strategy is to efficiently and profitably operate our existing hospitals, acquire additional hospitals in non-urban communities and provide high quality healthcare.

Existing Hospitals

For our existing hospitals, we seek to increase our patient revenue by increasing admissions and outpatient business by providing outstanding healthcare. These hospitals are administered and directed on a local basis by each hospital’s chief executive officer. A key element of our strategy is establishing and maintaining cooperative relationships with our physicians. We maintain a physician recruitment program that is designed to attract and retain qualified specialists and other physicians, in conjunction with our existing physicians and community needs, so that we can broaden the services offered by our hospitals. We also pursue various clinical means to increase the utilization of our services, particularly emergency and outpatient services. These include our “Nurse First” emergency service program, which provides for a registered nurse to quickly assess the condition of patients upon arrival in our emergency rooms, our “Pro Med” program, an emergency room clinical pathway support service, “Med Key”, a plastic identification and patient information card that streamlines the registration process, and “One Call Scheduling”, a dedicated phone system that physicians and their staff can use to schedule various diagnostic tests and services at one time.

Acquisitions

For acquisitions, we generally seek to acquire acute care hospitals in market areas of 30,000 to 400,000 people primarily situated in the southeastern and southwestern United States. Typically, the acute care hospitals we acquire are, or can become, the provider of choice for healthcare services in their market areas. When we evaluate potential acquisitions, we require that a hospital’s market service area have a demonstrated need for the hospital, along with an established physician base that can benefit from our ability to attract additional, qualified physicians to the area.

Many hospitals we acquire are under-performing at the time of acquisition. Upon acquiring a hospital, we first conduct a thorough review of that hospital and its existing administrative leadership. We then take a number of steps, which include, among other things, employing a well-qualified chief executive officer and chief financial officer, implementing a proprietary management information system, recruiting physicians, establishing additional quality assessment and efficiency measures, introducing volume purchasing under company-wide agreements, and spending the necessary capital to renovate the facility and upgrade equipment. We strive to provide all of the acute care needs of each community our hospitals serve as well as reduce the out-migration of potential patients to hospitals in larger urban areas.

We manage each acquired hospital to improve the services it provides in an efficient manner. We have been generally successful in achieving a significant improvement in the operating performance of our facilities within a reasonable time period. Once a facility has matured, we generally achieve additional growth through the continued growth of physicians’ practices and the recruitment of physicians, expansion of healthcare services offered to the community and favorable demographic trends.

Quality Healthcare

We continually seek to improve the quality of the healthcare services we deliver through our company-wide proprietary QSM patient quality management program. Upon discharge, each patient is asked to fill out a confidential survey that seeks the patient’s perception of the hospital’s healthcare services, including medical treatment, nursing care, the hospital’s attention to patient concerns, the administration process, and the quality of dietary services. Our commitment to quality is evidenced by the achievements and accomplishments awarded to our hospitals by independent raters of quality for health care organizations during our 2002 fiscal year, including the following:

•	The Joint Commission on Accreditation of Health Care Organizations surveyed 17 of our hospitals. Despite more stringent guidelines adopted by the Commission for 2002, our hospitals that were surveyed in 2002 received an average grade of 92 out of a possible 100.

•	Franklin Regional Medical Center in Louisburg, North Carolina was accredited with a score of 95, which was among the higher scores awarded last year by the Joint Commission on Accreditation of Health Care Organizations under its new scoring criteria.

•	Charlotte Regional Medical Center in Punta Gorda, Florida was named one of the Top 100 Cardiac Hospitals in America by Solucient, Inc., a provider of independent annual studies that measure the effectiveness of hospitals’ clinical practices, operations and financial management.

•	The Heart Program at Medical Center of Mesquite in Mesquite, Texas was awarded a five-star rating by Health Grades, Inc., an independent rating agency.

•	Rankin Medical Center in Brandon, Mississippi was named the best facility for basic life support training in Mississippi and ranked second for the number of people that it trained in CPR.

•	Williamson Memorial Hospital in Williamson, West Virginia was named one of the 100 Top Hospitals: Benchmarks for Success—2002, by Solucient, Inc., in a study that identifies hospitals that are setting benchmark levels of financial performance and achieving more successful patient outcomes when compared to their peers.

Recent and Proposed Acquisitions

We proactively identify acquisition targets in addition to responding to requests for proposals from entities that are seeking to sell or lease hospital facilities. As a result, we may enter into agreements to acquire additional hospital facilities from time to time. At any given time we are actively involved in negotiations concerning possible acquisitions. Our recent acquisitions include the following:

•	On December 1, 2001, we acquired the assets of East Pointe Hospital, an 88 bed acute care hospital located in Lehigh Acres, Florida with approximately $23,000,000 in patient service revenues in 2000. The aggregate cost for this acquisition was approximately $16,500,000.

•	Effective January 1, 2002, we acquired the assets of Santa Rosa Medical Center, a 129 bed acute care hospital located in Milton, Florida, the assets of Fentress County General Hospital, an 85 bed acute care hospital located in Jamestown, Tennessee and the assets of the Medical Center of Mesquite, a 176 bed acute care hospital located in Mesquite, Texas. These three hospitals had approximately $138,000,000 in combined patient service revenues in 2001. The aggregate cost for these acquisitions, including working capital, was approximately $130,000,000.

•	On May 1, 2002, we acquired an 80% interest in Mesquite Community Hospital, a 172-bed acute care hospital located in Mesquite, Texas. The acquisition included the sale by us of a 20% interest in the Medical Center of Mesquite. The aggregate net cost for the transaction was approximately $48,000,000.

•	On December 31, 2002, we commenced a long-term lease of Madison County Medical Center, a 67-bed acute care hospital located in Canton, Mississippi with approximately $10,000,000 in patient service revenues in 2002. The aggregate cost of this transaction, which included our acquisition of working capital, was approximately $9,500,000.

Principal Executive Offices

Our principal executive offices are located at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710. Our telephone number is (239) 598-3131.

Use of Proceeds

We will not receive any cash proceeds from the sale of the class A common stock being offered by the selling stockholders.

The Class A Common Stock

Securities Offered:	56,825 shares of our class A common stock

Stock Exchange Listing:	New York Stock Exchange

Trading Symbol:	HMA

Price Per Share:	The last reported trading price per share of the class A common stock on March 7, 2003 was $18.07 per share.

Risk factors:

You should read the “Risk Factors” section beginning on page 5 of this prospectus, as well as the other cautionary statements contained in or incorporated by reference in this prospectus, to assist you in assessing the risks associated with a purchase of our class A common stock.

RISK FACTORS

This prospectus contains forward-looking statements that involve a number of risks and uncertainties inherent with the purchase of our class A common stock. You should be aware that such statements are projections or estimates as to future events, which may or may not occur. See “Forward-Looking Statements.”

In addition to the other information in this prospectus and incorporated herein by reference, you should carefully consider the following risk factors before deciding whether an investment in our class A common stock is suitable for you. If any of the adverse events contemplated by these risk factors actually occur, our business, financial condition and results of operations could be materially adversely affected. The risks and uncertainties described below are not the only ones we face, and additional risks and uncertainties may also impair our business, financial condition or results of operations.

If government programs or managed care companies reduce the payments we receive as reimbursement for our services, our revenues may decline.

We derive a substantial portion of our net revenues from third-party payors, including the Medicare and Medicaid programs. Changes in government reimbursement programs have resulted in limitations on the growth rates of the reimbursement programs and, in some cases, in reduced levels of reimbursement for healthcare services, and additional changes are anticipated. The Balanced Budget Act of 1997 includes significant reductions in spending levels for the Medicare and Medicaid programs, including:

•	changes in reimbursement for hospital services; and

•	repeal of the federal payment standard (often referred to as the “Boren Amendment”) for hospitals and nursing facilities, which could result in lower Medicaid reimbursement rates.

The Balanced Budget Refinement Act of 1999 reduced the adverse effects of the Balanced Budget Act of 1997 through a “corridor reimbursement approach,” where a percentage of losses under the Medicare outpatient prospective payment system will be reimbursed through December 31, 2003. All of our acute care hospitals qualify for relief under this provision.

On December 21, 2000, the Medicare, Medicaid and SCHIP Benefits Improvement Act of 2000, known as BIPA, was enacted. BIPA made a number of changes to the Medicare and Medicaid Acts affecting payments to hospitals that total more than $35 billion nationwide and target $2 billion to rural providers over the next six years. Some of the changes made by BIPA that affect our hospitals are as follows: (i) lowering the threshold by which hospitals qualify as rural or small urban disproportionate share hospitals; (ii) decreasing the reductions in payments to disproportionate share hospital that had been mandated by the Balanced Budget Act of 1997 and other Congressional enactments; (iii) increasing the inpatient payments to hospitals; (iv) increasing certain Medicare payments to certain psychiatric hospitals and units; (v) increasing Medicare reimbursement for bad debt; (vi) capping Medicare beneficiary ambulatory service co-payment amounts; and (vii) increasing the categories and items eligible for increased reimbursement to hospitals for certain outpatient services rendered on and after April 1, 2001 including such items as current cancer therapy drugs, biologicals, and certain medical devices. All of our hospitals qualify for some relief under the BIPA provisions. However, the uncertainty and fiscal pressures placed upon the federal government as a result of the September 11, 2001 terrorist attacks in New York and Washington, the War on Terrorism, and any economic recovery stimulus, may affect the availability of federal funds to provide additional relief in the future.

In addition to changes in government reimbursement programs, private payors, including managed care payors, increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. We are not currently, and do not expect to become, party to any capitation arrangements.

We expect efforts to impose reduced reimbursements, greater discounts and more stringent cost controls by government and other payors to continue. We believe that additional reductions in the payments we receive for our services could reduce our overall revenues.

If we fail to comply with laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

The healthcare industry is required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require hospitals to meet various requirements, including those relating to the adequacy of medical care, billing for services, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, and environmental protection. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of our licenses to operate and our ability to participate in Medicare, Medicaid, and other federal and state healthcare programs.

We are subject to federally mandated health information security and privacy requirements that may be costly.

The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, was enacted on August 21, 1996. The two key elements of HIPAA are accountability and portability. HIPAA contains criminal and civil penalties for violators and expanded the reach of existing fraud and abuse laws to cover private as well as governmental health insurance programs.

Under HIPAA, portability refers to the legislation’s intent to ensure that individuals can take their medical and insurance records with them when they change employers. Accountability refers to the legislation’s efforts to ensure privacy and security of patient health information. In addition, HIPAA mandates the adoption of standards for the handling and exchange of electronic health information. HIPAA mandates new security measures, sets standards for electronic signatures, standardizes the method for identifying providers, employers, health plans and patients, and may significantly change the manner in which hospitals communicate with payors and other healthcare providers.

Although proposed security rules were issued on August 12, 1998, final rules implementing the security and integrity portions of HIPAA have yet to be adopted. On April 14, 2001, final rules implementing the privacy portions of HIPAA became effective. The privacy rules give patients greater access to their own medical records and more control over how their personal health information is used and disclosed. The privacy rules address the obligations of healthcare providers to protect health information. Providers, including us, have until April 14, 2003 to comply with most of the privacy rules requirements. Additionally, the HIPAA transaction and code set rules relate to the electronic exchange of administrative and financial health care transactions and establish uniform, national standards for electronic health care transactions. These rules apply to us and require compliance by October 16, 2003. Implementation of the HIPAA mandates is significant and the cost of compliance with HIPAA may have a material adverse effect on our business.

We are subject to uncertainties regarding healthcare reform.

In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals that have been introduced are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a government health insurance plan or plans that would cover all citizens and increase payments by beneficiaries. We cannot predict whether any of the above proposals or any other proposals will be adopted, and if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on our business.

Providers in the hospital industry have been the subject of federal and state investigation and we may be subject to such investigation in the future.

Significant media and public attention has been focused recently on the hospital industry due to ongoing investigations related to certain referral, cost reporting and billing practices, laboratory and home healthcare services and physician ownership and joint ventures involving hospitals. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the office of the Inspector General of the United States Department of Health and Human Services and the United States Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of fraud and abuse. Recent initiatives include a focus on hospital billing practices.

Although we monitor our billing practices and hospital practices to maintain compliance with prevailing industry interpretations of applicable law and believe that our current practices are consistent with current industry practices, government investigations or interpretations inconsistent with industry practices could occur. In public statements, governmental authorities have taken positions on issues for which little official interpretation had been available previously, such as the legality of physician ownership in healthcare facilities in which they perform services and the propriety of including marketing costs in the Medicare cost report of hospital affiliated home health agencies. Some of these positions appear to be inconsistent with practices that have been common within the industry and which have not previously been challenged in this manner. Moreover, some government investigations that were previously conducted under the civil provisions of federal law are now being conducted as criminal investigations under the healthcare fraud and abuse laws. We cannot predict whether we or other hospital operators will be the subject of future investigations or inquiries.

Our growth strategy depends on acquisitions, and we may not be able to continue to acquire hospitals that meet our target criteria. We may also have difficulties acquiring hospitals from non-profit entities due to regulatory scrutiny.

A key element of our growth strategy is expansion through the acquisition of acute care hospitals in attractive, non-urban markets. We face competition for acquisitions primarily from other for-profit healthcare companies and from not-for-profit entities. Some of our competitors could have greater resources than we do. We can neither provide assurances that we will be able to acquire hospitals that meet our target criteria, if at all, on satisfactory terms, nor can we provide a guarantee respecting the number of acquisitions we will make during a period of time.

Hospital acquisitions generally require a longer period to complete than acquisitions in many other businesses and are subject to additional regulatory uncertainty. In recent years, the legislatures and attorneys general of some states have shown a heightened level of interest in transactions involving the sale of hospitals by not-for-profit entities. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of a transaction in which not-for-profit entities sell a healthcare facility. Although we have not yet been adversely affected as a result of these trends, such increased scrutiny may increase the difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future.

In certain markets, we face competition from other hospitals that provide comparable services.

In some of the geographical areas in which we operate, there are other hospitals that provide services comparable to those offered by our hospitals, some of which are owned by governmental agencies and supported by tax revenues, and others of which are owned by not-for-profit corporations and may be supported to a large extent by endowments and charitable contributions. Such support is not available to our hospitals. Certain of our competitors may have greater resources than we do, may be better equipped than we are and could offer a broader range of services than we do. Outpatient treatment and diagnostic facilities, outpatient surgical centers and freestanding ambulatory surgical centers also affect the healthcare marketplace. In recent years, competition among healthcare providers for patients has intensified as hospital occupancy rates in the United States have declined due to, among other things, regulatory and technological changes, increasing use of managed care payment systems, cost containment pressures and a shift toward outpatient treatment. There is no assurance that our hospitals will continue to compete effectively in attracting patients under these changing circumstances.

Our success depends upon our ability to recruit and retain physicians at our hospitals.

In most instances, physicians are not employees of our hospitals. As members of the medical staffs of our hospitals, they may also serve on the medical staffs of hospitals not owned by us. Such physicians may terminate their affiliation with our hospitals at any time. Our future success will depend, in part, on the ability of our hospitals to continue to attract and retain quality physicians. There can be no assurance that our hospitals will continue to be able, on terms favorable to us, to attract physicians to their staffs.

Additionally, it could be difficult to attract an adequate number of physicians to practice in certain of the rural communities in which our hospitals are located, and the loss of physicians in these communities, or inability to recruit physicians to these communities, could make it more difficult to attract patients to our hospitals and could affect our profitability. The operations of our hospitals also may be affected by a shortage of nurses and other healthcare professionals.

We require substantial capital to fund acquisitions and operations and we cannot be certain that additional financing will be available when needed.

We require substantial capital resources to fund our acquisitions. The operations of our existing hospitals also require ongoing capital expenditures for renovation, expansion and the addition of medical equipment and technology utilized in the hospitals. We may need to incur indebtedness and, from time to time, may issue debt or equity securities to fund acquisitions or capital expenditures. We cannot assure you that sufficient financing will be available to us on satisfactory terms or that our level of indebtedness may not restrict our ability to borrow additional funds.

The price of our class A common stock is subject to fluctuation.

The market price for our class A common stock is subject to wide fluctuations. For example, the prices of our class A common stock, as reported by the New York Stock Exchange, fluctuated between $16.24 per share and $20.75 per share during the quarter ended September 30, 2002, and between $16.50 per share and $22.70 per share in the quarter ended December 31, 2002.

The price of our class A common stock may continue to fluctuate due to a variety of factors, including:

•	Future issuances of shares of our class A common stock;

•	Material public announcements;

•	Regulatory approvals or regulatory issues;

•	Political developments or proposed legislation in the healthcare industry;

•	Period to period fluctuations in our financial results; and

•	Market trends relating to our industry.

USE OF PROCEEDS

All sales of our class A common stock being offered by this prospectus will be by or for the account of the selling stockholders listed in the following section of this prospectus. We will not receive any cash proceeds from these sales of class A common stock.

SELLING STOCKHOLDERS

All of the shares of class A common stock are being offered by the selling stockholders, all of whom are listed in the table below. We issued the class A common stock to the selling stockholders in January 2003 in a transaction exempt from registration under the Securities Act of 1933, as amended. Our obligation to issue the shares of class A common stock arose in connection with our acquisition in 1998 of River Oaks Hospital, Inc., of which each of the selling stockholders was a stockholder.

From time to time, the selling stockholders may offer and sell any or all of the class A common stock listed in the table below. The selling stockholders may offer all or only some portion of such shares of class A common stock. Consequently, no estimate can be given as to the amount or percentage of the shares of class A common stock that will be held by the selling stockholders upon termination of this offering.

A holder of the shares of our class A common stock may not make an offer or sale under this prospectus unless that holder is listed in the table below. The table below lists:

•	the name of each selling stockholder;

•	the number of shares of our class A common stock beneficially owned by such holder before the offering; and

•	the number of shares of our class A common stock being offered for sale by such selling stockholder.

The selling stockholders have furnished us with the information reflected in the table. Except as noted in the footnotes to the table, the selling stockholders have indicated to us that they have not held any position, office or other material relationship with either our affiliates or us during the past three years. In addition, the selling stockholders have indicated to us that they are not broker-dealers and are not affiliated with broker-dealers.

	Class A Common Stock
Names of Selling Stockholders	Number of Shares Owned	Number of Shares Offered
Ballew Investments, Custodian FBO George W. Truett, M.D. IRA*	14,266	14,266
William E. Bowlus, M.D., P.A.	3,681	3,681
Charles C. Bush, Jr., M.D.	6,873	6,873
Deposit Guaranty National Bank As Trustee of The Louis A. Farber Residuary Trust	2,454	2,454
Trustmark National Bank, Trustee, MS Sports Medicine Clinic Profit Sharing Plan FBO Walter R. Shelton, M.D.	14,580	14,580
Gus A. Primos	5,767	5,767
Jonelle G. Primos	6,750	6,750
Ancel C. Tipton, Jr., M.D.	2,454	2,454

Total:	56,825	56,825

*	Dr. Truett serves on the board of directors of our wholly-owned subsidiary River Oaks Hospital, Inc.

We may require the selling stockholders to suspend the sales of our class A common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in these documents not misleading.

DESCRIPTION OF CAPITAL STOCK

The summary below is not complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws. See “Where You Can Get More Information.”

Our authorized capital stock consists of 750,000,000 shares of class A common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of September 30, 2002, there were 261,067,000 shares of our class A common stock issued and no shares of Preferred Stock issued or outstanding. As of September 30, 2002, approximately 13,100,000 shares of our class A common stock were reserved for future issuance under employee and non-employee director stock options or plans.

Class A Common Stock

Under our certificate of incorporation and bylaws, holders of our class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. A plurality of the votes cast is needed to elect directors. A majority of votes cast is needed to take any other action, except as otherwise provided by law. Our board of directors is not classified and class A common stockholders do not have cumulative voting rights.

Without the affirmative vote of 70% of the holders of the shares of our class A common stock, we cannot consolidate or merge with any other entity or sell, lease, exchange or transfer all or substantially all of our assets.

Additionally, subject to preferences that may be applicable to our preferred stock, the holders of our class A common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds. If we are liquidated, dissolved or wound up, the holders of our class A common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after we pay off all of our liabilities. Holders of our class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our class A common stock. The rights, preferences and privileges of our class A common stock are subject to the rights of the holders of shares of any series of preferred stock that our board of directors may designate and issue in the future.

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to authorize and issue shares of preferred stock in one or more series. Our board of directors may fix the number of shares as well as the rights, preferences, powers and restrictions of any series of preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our class A common stock. Such issuance may also have the effect of delaying, deferring or preventing a third party from taking control away from our present management.

Transfer Agent and Registrar

The transfer agent and registrar for our class A common stock is Wachovia Bank, N.A.

PLAN OF DISTRIBUTION

Our class A common stock being offered by this prospectus may be sold from time to time to purchasers directly by the selling stockholders listed in the table set forth in “Selling Stockholders” or, alternatively, through underwriters, broker-dealers or agents. The selling stockholders may offer our class A common stock at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the class A common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on an exchange or service or in the over-the-counter market; or

•	through other arrangements.

In connection with sales of the securities, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities and deliver them to close out the short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

The selling stockholders and any of their brokers, dealers or agents who participate in the distribution of the securities may be deemed to be “underwriters,” and any profits on the sale of the class A common stock by them and any discounts, commissions, or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

With respect to each selling stockholder, to the best of our knowledge, there are currently no plans, agreements, arrangements or understandings between any selling stockholder and any broker, dealer, agent or underwriter regarding the sale of the class A common stock by the selling stockholders.

At any time a particular offer of the class A common stock is made, a revised prospectus or supplement, if required, will be distributed that will set forth the aggregate number of shares of class A common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Any supplement and, if necessary, a post-effective amendment to the registration statement, of which this prospectus is a part, will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, under specified circumstances, the class A common stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

We will indemnify the selling stockholders against specified liabilities under the Securities Act of 1933 and pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

Harter, Secrest & Emery LLP, Rochester, New York, will pass upon the legality of the shares of class A common stock offered by this prospectus.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended September 30, 2002, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at “http://www.sec.gov”. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

Our class A common stock is listed on the New York Stock Exchange under the symbol “HMA”. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus.

The documents that we are incorporating by reference are:

•	our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2002;

•	our Definitive Proxy Statement filed on December 30, 2002;

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2002; and

•	the description of our class A common stock contained in our Registration Statement on Form 8-A dated August 30, 1991.

You may request a copy of these filings at no cost by telephoning our Chief Financial Officer at (239) 598-3131 or writing to him at the following address:

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Attention: Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Health Management Associates, Inc. (the “Registrant”) is paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by the Registrant in connection with this registration statement and the distribution of the shares of class A common stock registered hereby. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$97.00
Blue Sky Fees and expenses	$500.00
Printing and engraving expenses	$2,500.00
Legal fees and expenses	$30,000.00
Accountants’ fees and expenses	$5,000.00
Miscellaneous fees and expenses	$500.00

TOTAL	$38,597.00

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“Section 145”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise, if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and, in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The amended Certificate of Incorporation of the Registrant limits the personal liability of directors to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this limitation does not apply to any liability of a director: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, relating to the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.    List of Exhibits

The exhibits filed as part of this registration statement are as follows:

Exhibit	Description
4.1	The Fifth Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995)

4.2

The Certificate of Amendment to the Fifth Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1999).

4.3	The Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

5.1	Form of Opinion of Harter Secrest & Emery LLP regarding legality of securities being registered.

23.1	Form of Consent of Ernst & Young LLP.

23.2	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on registration statement signature page).

Item 17.    Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on March 12, 2003.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/S/ JOSEPH V. VUMBACCO

Joseph V. Vumbacco
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph V. Vumbacco, Robert E. Farnham and Timothy R. Parry as his true and lawful attorney-in-fact, each with full power of substitution and resubstitution for and in the name, place and stead to sign, attest and file this Registration Statement and any and all amendments and exhibits hereto and any and all applications or other documents to be filed with the Securities and Exchange Commission, granting unto said attorneys full power and authority to do and perform any and all acts and things whatsoever requisite or necessary to be done in the premises.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM J. SCHOEN William J. Schoen	Chairman of the Board of Directors and Director	March 12, 2003

/S/ JOSEPH V. VUMBACCO Joseph V. Vumbacco	President, Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2003

/S/ ROBERT E. FARNHAM Robert E. Farnham	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 12, 2003

/S/ KENT P. DAUTEN Kent P. Dauten	Director	March 12, 2003

/S/ DONALD E. KIERNAN Donald E. Kiernan	Director	March 12, 2003

/S/ ROBERT A. KNOX Robert A. Knox	Director	March 12, 2003

/S/ KENNETH D. LEWIS Kenneth D. Lewis	Director	March 12, 2003

/S/ WILLIAM E. MAYBERRY, M.D. William E. Mayberry, M.D.	Director	March 12, 2003

/S/ RANDOLPH W. WESTERFIELD Randolph W. Westerfield	Director	March 12, 2003

EXHIBIT INDEX

Exhibit	Description
4.1	The Fifth Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1995)

4.2

The Certificate of Amendment to the Fifth Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1999).

4.3	The Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).

5.1	Form of Opinion of Harter Secrest & Emery LLP regarding legality of securities being registered.

23.1	Form of Consent of Ernst & Young LLP.

23.2	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on registration statement signature page).